Exhibit 99.1

News

Contacts:
Media:
Jenifer Antonacci
610-738-6674
jantonacci@cephalon.com

Investors
Robert (Chip) Merritt
610-738-6376
cmerritt@cephalon.com

For Immediate Release

Cephalon Receives FDA Approval of NUVIGIL™

for the Treatment of Excessive Sleepiness Associated with Three Disorders

Frazer, Pa. – June 18, 2007 – Cephalon, Inc. (Nasdaq: CEPH) today announced that it has received approval from the U.S. Food and Drug Administration to market NUVIGIL™ (armodafinil) Tablets [C-IV], a non-amphetamine wake-promoting agent for the treatment of excessive sleepiness associated with obstructive sleep apnea/hypopnea syndrome (OSAHS), narcolepsy, and shift work sleep disorder (SWSD). In OSAHS, NUVIGIL is indicated as an adjunct to standard treatment(s) for the underlying obstruction. NUVIGIL is the single-isomer formulation of modafinil, the active pharmaceutical ingredient contained in PROVIGIL® (modafinil) Tablets [C-IV], which was approved by FDA in 1998 to improve wakefulness.

“FDA approval of NUVIGIL is a major accomplishment and the result of collaborative efforts with the scientific and regulatory communities,” said Dr. Lesley Russell, Executive Vice President, Worldwide Medical and Regulatory Operations. “We are excited about the future of NUVIGIL and we have initiated additional clinical work to explore its potential in a wide range of medical disorders.”

Cephalon’s clinical program will evaluate the use of NUVIGIL as a treatment for serious medical conditions such as bipolar depression, cognition associated with schizophrenia, excessive sleepiness in medical conditions such as Parkinson’s disease, and fatigue in patients who are being treated for cancer. The company currently plans a commercial launch of NUVIGIL once additional clinical data has been amassed.

“The approval of NUVIGIL allows us to preserve our current leadership position in the area of wakefulness,” said Frank Baldino, Jr., Ph.D., Chairman and CEO, Cephalon. “More importantly, we now have a longer-term opportunity to further characterize the utility of this compound beyond wakefulness.”  NUVIGIL is protected by a U.S. patent expiring in 2023.

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SOURCE:  Cephalon, Inc. ● 41 Moores Road ● Frazer, PA  19355 ● (610) 344-0200 ● Fax (610) 344-0065

The agency has approved final labeling for NUVIGIL, including a bolded warning, which is consistent with the draft labeling received by the company in March 2007.  Full prescribing information will be available on the FDA website or on the company’s website at: http://www.cephalon.com/newsroom/assets/Nuvigil_Prescribing_Information.pdf. As expected, the agency also has indicated that it will request similar language in the label for PROVIGIL.

About NUVIGIL

The active pharmaceutical ingredient in NUVIGIL, armodafinil, is the longer-lived r-enantiomer of modafinil, the active ingredient in PROVIGIL. The approval of NUVIGIL is based on positive results of four double-blind, randomized, placebo-controlled studies in patients with excessive sleepiness associated with either narcolepsy, SWSD or OSAHS. In these studies, NUVIGIL was generally well tolerated. The most common side effects were mild to moderate in intensity and included nausea, headaches, dizziness, diarrhea, decreased appetite and upset stomach.

About Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and marketing of innovative products in four core therapeutic areas: central nervous system, pain, oncology and addiction. Cephalon has delivered a seven-year compound annual growth rate (CAGR) greater than 75% and 2006 revenue of $1.760 billion.  A member of the Fortune 1000, Cephalon currently employs approximately 3,000 people in the United States and Europe. U.S. sites include the company’s headquarters in Frazer, Pennsylvania, and offices, laboratories or manufacturing facilities in West Chester, Pennsylvania, Salt Lake City, Utah, and suburban Minneapolis, Minnesota. Cephalon’s European headquarters are located in Maisons-Alfort, France.

The company’s proprietary products in the United States include: PROVIGIL, FENTORA® (fentanyl buccal tablet) [C-II], TRISENOX® (arsenic trioxide) injection, VIVITROL® (naltrexone for extended-release injectable suspension), GABITRIL® (tiagabine hydrochloride), and ACTIQ® (oral transmucosal fentanyl citrate) [C-II]. The Company also markets numerous products internationally. Full prescribing information on its U.S. products is available at http://www.cephalon.com or by calling 1-800-896-5855.

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Cephalon’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs; development of potential pharmaceutical products, including any additional clinical programs with respect to NUVIGIL;  interpretation of clinical results, particularly with respect to the NUVIGIL clinical trials; manufacturing development and capabilities; market prospects for its products, including the timing of the commercial launch of NUVIGIL, the clinical utility of NUVIGIL and the longer-term opportunities with NUVIGIL beyond its current indication; sales and earnings guidance; and other statements regarding matters that are not historical facts, including the protection afforded by any patents covering NUVIGIL. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law. The Private Securities Litigation Reform Act of 1995 permits this discussion.

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